Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services- Experts” and “Services - Independent Registered Public Accounting Firm,” in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account C, dated March 17, 2006 and to the use of our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries, dated February 17, 2006, in Post-Effective Amendment No. 7 to the Registration Statement (Form N-4, No. 333-111216) of Symetra Separate Account C and related Prospectus of Spinnaker Choice Variable Annuity contract issued by Symetra Separate Account C.

/s/ Ernst & Young LLP

Seattle, Washington

April 24, 2005